Exhibit 21
LIST OF SUBSIDIARIES

Name	Jurisdiction
BMS Distributing Corp.	Delaware
CBI Distributing Corp.	Delaware
Claire’s Accessories Spain, S.L.	Spain
Claire’s Austria GmbH	Austria
Claire’s Belgium B.V.B.A.	Belgium
Claire’s Boutiques, Inc.	Delaware
Claire’s Canada Corp.	Delaware
Claire’s France S.A.S	France
Claire’s Germany GmbH	Germany
Claire’s Holding GmbH	Switzerland
Claire’s International Europe, Ltd.	Switzerland
Claire’s Netherlands B.V.	Netherlands
Claire’s Nippon, Ltd.	Japan
Claire’s Puerto Rico Corp.	Delaware
Claire’s Stores Canada Corp.	Canada
Claire’s Switzerland GmbH	Switzerland
Claire’s Accessories UK, Ltd.	United Kingdom
CSI Luxembourg S.a.r.l.	Luxembourg
RSI International Ltd.	Hong Kong